                                                                   EXHIBIT 10.62

                              EMPLOYMENT AGREEMENT
                              --------------------

                  This EMPLOYMENT AGREEMENT is made as of the 25th day of October, 1997, by and between National Australia Bank Limited ("Parent") a company organized under the laws of Australia, HomeSide Lending, Inc., (the "Company"), a Florida corporation, and Mark F. Johnson (the "Executive").

                               W I T N E S S E T H

                  WHEREAS, upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof, between Parent, a Delaware corporation to be formed and HomeSide, Inc., HomeSide, Inc. will become an indirect wholly-owned subsidiary of Parent, and the Company will remain an indirect wholly-owned subsidiary of HomeSide, Inc.;

                  WHEREAS, Executive and the Company are parties to a severance agreement (the "Prior Agreement"), dated as of May 10, 1996, that provides Executive with certain benefits upon the termination of Executive's employment following a Transaction (as defined in the Prior Agreement);

                  WHEREAS, the parties hereto desire to provide for Executive's employment by the Company; and

                  WHEREAS, Parent and the Board of Directors of the Company (the "Board") have determined that it is in their best interests to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. EMPLOYMENT. Subject to the consummation of the transactions contemplated by the Merger Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth for a period of three years commencing on the Effective Time (as defined in the Merger Agreement) unless further extended at Parent's or Company's discretion for additional one-year periods or sooner terminated by the parties hereto (the "Term"). This Agreement shall be void and without effect if the transactions contemplated by the Merger Agreement are not consummated.

                  2. DUTIES. Executive is engaged by the Company in an executive capacity as Executive Vice President. A brief description of Executive's duties and responsibilities is attached as Exhibit A. Executive, subject to the direction and control of Parent, shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. Executive shall devote his entire employable time, attention and best efforts to the business of the Company, and shall not, without the consent of Parent, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from investing his assets in such form or manner as will not require any substantial services on the part of Executive in the operation of the affairs of the companies in which such investments are made.

                  3. PRIOR AGREEMENT. Executive hereby waives any and all rights to any benefits payable under the Prior Agreement, and Executive hereby agrees and acknowledges that following the Effective Time the Prior Agreement shall be void and of no further effect, and shall be superseded in its entirety by this Agreement.

                  4. COMPENSATION. As compensation for services hereunder rendered, Executive shall receive during the Term:

                  (a) A base salary ("Base Salary") of U.S.$230,000 per year payable in equal installments in accordance with the Company's normal payroll procedures. Executive may receive increases in his Base Salary from time to time, as approved by Parent, consistent with Company's past practices and U.S. mortgage banking industry practice.

                  (b) A guaranteed annual bonus payment of U.S.$362,500, payable on each of the first anniversary and the second anniversary of the Effective Time.

                  (c) Executive is eligible to participate in the Company's annual bonus plan (the "ABP"). The award under the ABP payable to Executive in connection with the Company's financial performance for its fiscal year ending February 28, 1998 (i) shall be paid no later than April 1, 1998, (ii) shall be determined in accordance with the ABP adopted by the Board on October 2, 1997, and (iii) the exact amount of such award shall be determined and recommended by the Chairman and Chief Executive Officer and approved by Parent taking into consideration Executive's performance and contributions to the Company for such period. Awards under the ABP in respect of periods beginning on or after March 1, 1998 (i) shall be based upon financial targets under the ABP established by Parent, (ii) the exact amount of which shall be determined and recommended by the Company's Chairman and Chief Executive Officer and approved by Parent taking into consideration Executive's performance and contributions to the Company in respect of any applicable award period, and (iii) the timing of the payment of which shall be in accordance with the customary policies of Parent.

                  (d) Executive shall be eligible to participate in Parent's Executive Share Option Plan (the "Stock Plan") on the same basis as similarly situated employees of Parent, after giving due consideration to Executive's role within the Company. In conjunction with the next available issue of options to participating employees under the Stock Plan, Parent shall make, subject to the approval of its board of directors, an initial grant to Executive of 30,000 options in accordance with the terms and conditions of the Stock Plan.

                  (e) Executive is eligible to participate in a long-term incentive plan (the "LTIP"). The first award (the "Anniversary Award") to the Executive under the LTIP shall be payable in a lump sum cash payment within 30 days following the date (the "Anniversary Date") on which the third anniversary of the Effective Time occurs; provided that such payment shall be made only if Executive is employed by the Company on the Anniversary Date. Parent shall fund the LTIP with a cash pool (the "LTIP Pool") in an amount based on the performance criteria of the LTIP; provided, that the LTIP Pool shall not exceed US$15,000,000.

         The exact amount of Executive's Anniversary Award shall be determined and recommended by the Chairman and Chief Executive Officer of the Company, and approved by Parent, taking into consideration Executive's performance and contribution to the Company. Parent shall cause the entire LTIP Pool to be distributed to eligible Company executives. In the event that this Agreement is extended beyond the Anniversary Date, Executive shall be able to participate in a new LTIP (the nature of such participation and the form of such new plan to be determined in the sole discretion of Parent).

                  5. BENEFITS.

                  (a) Executive shall be entitled to participate in any and all employee retirement benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages), fringe benefit, and other benefit plans from time to time as may be in effect for senior executives of the Company, provided such plans are consistent with Parent's practices to remain competitive in the marketplace.

                  (b) Executive shall be entitled to paid vacation each year in accordance with the policy applicable to senior executives of the Company, provided such policy is consistent with Parent's practices to remain competitive in the marketplace.

                  (c) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures.

                  (d) Executive shall be entitled to receive the same perquisites that Executive was entitled to receive immediately prior to the Effective Time, including, without limitation, country club or luncheon club dues, financial and tax planning services, an annual executive physical and coverage under Executive's long-term disability policy.

                  (e) As of the Effective Time, Executive shall be eligible to participate in a nonqualified deferred compensation plan designated by Parent, pursuant to which plan Executive may, at Executive's election, contribute to such plan any amount of Executive's cash compensation (including, without limitation, Base Salary, ABP payments, LTIP payments and any other amounts payable under this Agreement).

                  6. TERMINATION OF EMPLOYMENT.

                  (a) DEATH OR DISABILITY. Executive's employment shall terminate automatically upon Executive's death during the Term. If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties., For purposes of this Agreement, "Disability" shall mean inability to perform Executive's duties due to physical or mental illness.

                  (b) CAUSE. The Company may terminate Executive's employment during the Term for Cause. For purposes of this Agreement, "Cause" shall mean only:

                           (i) the willful and continued failure (not resulting
                  from Disability) by Executive to perform substantially Executive's duties with the Company after a demand for substantial performance is delivered to Executive by the Board or the board of directors of Parent which specifically identifies the manner in which the Board or the board of directors of Parent believes that Executive has not substantially performed Executive's duties hereunder;

                           (ii) gross negligence or willful misconduct by
                  Executive in the execution of Executive's professional duties which is materially injurious to the Company;

                           (iii) conviction of Executive of, or a plea by
                  Executive of NOLO CONTENDERE to, a felony;

                           (iv) use by Executive of alcohol or drugs or other
                  controlled substances which interferes with the performance of Executive's duties hereunder or which compromises the integrity and reputation of Parent or the Company, their affiliates, their employees or their products; or

                           (v) willful breach by Executive of a material
                  policy, program or rule of Parent or the Company.

         No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

                  (c) GOOD REASON. Executive's employment may be terminated by Executive for Good Reason. "Good Reason" shall exist upon the occurrence, without Executive's express written consent, of any of the following events:

                           (i) the Company shall assign to Executive duties of
                  a substantially nonexecutive or nonmanagerial nature;

                           (ii) a material adverse change in Executive's
                  position as an executive officer of the Company, including, without limitation, an adverse change in Executive's position as a result of a significant diminution in Executive's duties and responsibilities;

                           (iii) the Company shall reduce the Base Salary or
                  ABP opportunity of Executive, or materially reduce his benefits and perquisites;

                           (iv) the Company shall default in performing any of
                  its material obligations contained in this Agreement; or

                           (v) the Company shall require Executive to relocate
                  Executive's principal office beyond a radius of fifty (50) miles from Executive's principal office as of the Effective Time.

         For purposes of this Agreement, "Good Reason" shall not exist until after Executive has given the Company written notice (the "Notice") of the applicable event within 90 days of such event and such event is not remedied within 30 days after receipt of the Notice specifically delineating such claimed event and setting forth Executive's intention to terminate employment if not remedied; PROVIDED, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute "Good Reason" provided that such event is remedied within 60 days after receipt of the Notice.

                  (d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which
         (i) indicates the specific termination
         provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

                  (e) DATE OF TERMINATION. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination and (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

                  (f) RESIGNATION BY EXECUTIVE. Upon ninety (90) days written notice, Executive may voluntarily terminate Executive's employment with the Company for any reason without penalty or any liability to Parent or Company for any damages, expenses or other costs; provided, that in such event Executive waives any amounts payable to Executive under this Agreement; provided, further, that Executive's obligations under that certain Confidentiality and Non-Competition Agreement, dated as of the date hereof, shall remain unaffected by such resignation.

                  7. OBLIGATIONS OF THE COMPANY UPON TERMINATION. Following any termination of Executive's employment hereunder, the Company shall pay Executive his Base Salary through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the employee benefit plans and programs of the Company at the time such payments are due. In addition, Executive shall be entitled to the following additional payments:

                  (a) DEATH OR DISABILITY. If, during the Term, Executive's employment shall terminate by reason of Executive's death or Disability, the Company shall pay to Executive (or his designated beneficiary or estate, as the case may be) the prorated portion of (i) the annual bonus payment payable under Section 4(b), if any, for the year of termination of employment, (ii) any ABP award Executive would have received for the year of termination of employment, and (iii) any applicable LTIP award (which is, in the event of any termination of employment on or before the Anniversary Date due to death or Disability, the Anniversary Award). The amounts payable under this

         Section 7(a) shall be paid at the times when such payments would have been paid to Executive had Executive's employment not been terminated.

                  (b) GOOD REASON; OTHER THAN FOR CAUSE. If, during the Term, the Company shall terminate Executive's employment for any reason other than either (I) Cause or (II) Disability, or the Executive shall terminate his employment for Good Reason, the Company shall (A) in the event of such termination of employment on or before the Anniversary Date, pay to Executive the amount of Executive's Anniversary Award, payable within 30 days following the Anniversary Date, (B)(i) for a period of 18 months following Executive's Date of Termination (the "Continuation Period"), pay to Executive an amount equal to Executive's average monthly Base Salary for the two-year period (or portion thereof) immediately preceding the Date of Termination (payable in accordance with the Company's normal payroll practices), and (ii) at the end of the Continuation Period, pay to Executive an amount equal to
         1.5 times the average of (x) Executive's target bonus under the ABP for the year in which Executive's Date of Termination occurs and (y) the annual bonus under the ABP for the year immediately preceding the year in which Executive's Date of Termination occurs, and (iii) pay to Executives the pro rata portion of the annual bonus payment payable under Section 4(b), if any, for the year of termination of employment, and (iv) pay to Executive the pro rata portion of Executive's ABP award for the year of termination of employment, provided that the Company's financial performance warrants such award, and (C) provide Executive during the Continuation Period with continued coverage under the Company's health, life and disability insurance plans, provided that Executive continues to contribute the employee share of the cost applicable to such coverages; PROVIDED, HOWEVER, that the amounts under clauses (B)(i), (B)(ii) and (C) shall be payable or provided, as the case may be, only so long as Executive complies with Executive's obligations under that certain Confidentiality and Non-Competition Agreement, dated as of the date hereof.

                  (c) CAUSE; OTHER THAN FOR GOOD REASON. If Executive's employment shall be terminated for Cause or Executive terminates employment without Good Reason (and other than due to such Executive's death) during the Term, this Agreement shall terminate without further additional obligations to Executive under this Agreement.

                  (d) DEATH AFTER TERMINATION. In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive's designated beneficiary shall be entitled to receive the balance of the payments in a single lump sum payment as soon as practicable following Executive's death; or in the event of no designated beneficiary, the lump sum shall be made to Executive's estate.

                  8. ARBITRATION. Any dispute or controversy arising under or in respect of this Agreement shall be settled exclusively by arbitration in Jacksonville, Florida, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall bear all costs of arbitration.

                   9. [INTENTIONALLY OMITTED]

                  10. [INTENTIONALLY OMITTED]

                  11. SUCCESSORS. (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  12. OTHER SEVERANCE BENEFITS. Executive hereby agrees that in consideration for the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment.

                  13. WITHHOLDING. All payments to be made to Executive hereunder will be subject to all applicable required withholding of any income and employment taxes.

                  14. NO MITIGATION. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation.

                  15. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

                           If to Executive:

                           907 Greenridge Road
                           Jacksonville, Florida 32207


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                      If to Company:

                      7301 Baymeadows Way
                      Jacksonville, Florida 3256

                      Attention: Corporate Secretary


                  16. WAIVER OF BREACH AND SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

                  17. ENTIRE AGREEMENT; AMENDMENT. This instrument contains the entire agreement of the parties and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Parent or the Company specifically designated by Parent's board of directors.

                  18. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.

                  19. HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

                  20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                  NATIONAL AUSTRALIA BANK
                                                  LIMITED



                                                  By:  /S/ R.M.C. Prowse
                                                       -----------------
                                                       R. M. C. Prowse

                                                HOMESIDE LENDING, INC.



                                                By:  /s/ Hugh R. Harris
                                                     ------------------
                                                       Hugh R. Harris



                                                MARK F. JOHNSON


                                                /s/ Mark F. John
                                                ----------------
                                                  Mark F. John

Exhibit A

Mark F. Johnson                             Executive VP, Loan Production

RESPONSIBILITIES:
         Responsible for Residential Loan Production Sales. This includes March 2, 1998 all Correspondent and Brokered Loan production, and non retention Consumer Direct Business. Also directs Underwriting efforts that support loan production and Affordable Housing efforts for HomeSide. Also serves as a member of the Management Steering Committee.

                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
                  ---------------------------------------------


THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this
"Agreement") is made and entered into as of the 25th day of October, 1997 between, HomeSide Lending, Inc., a Florida Corporation (the "Company") and Mark
F. Johnson, (the executive ").

                                   BACKGROUND

         WHEREAS, upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof, between National Australia Bank Ltd, a company organized under the laws of Australia ("Acquiror"), a Delaware corporation to be formed and HomeSide, Inc., pursuant to which (i) Acquiror will acquire, through the merger transactions contemplated in the Merger Agreement (the "Merger") and (ii) HomeSide, Inc. will become an indirect wholly-owned subsidiary of Acquiror, and the Company will remain an indirect subsidiary of HomeSide, Inc.;

         WHEREAS, the Company and the Executive have entered into an Employment Agreement, date as of October 25, 1997 (the "Employment Agreement"); and

         WHEREAS, in order to induce the Executive to enter into this Agreement, the Company has agreed to pay the Executive a one-time cash payment; and

         NOW THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       CONFIDENTIAL INFORMATION/NON-COMPETITION.

         a) Executive acknowledges that Executive will have knowledge of certain trade secrets, and other confidential and proprietary information of the Company. Executive acknowledges that in and as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company of a special and unique nature and value., The Executive covenants and agrees that he shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Executive further agrees that during and following the termination of Executive's employment with the Company, Executive shall not, without prior written consent of the Company or as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required), directly or indirectly, communicate or divulge any such confidential information, knowledge or data to anyone other than the Company and those designated by it or to an attorney retained by Executive to provide legal advice with respect to this Section 1 and who has agreed to keep such information confidential. Upon the termination of Executive's employment with the Company, Executive shall return all materials obtained from or belonging to the Company which he may have in his possession or control.

         (b) Executive acknowledges that the services he is to render to the Company under the Employment Agreement are of a special character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. Further, Executive acknowledges and agrees that if Executive were to become employed by a competing organization, Executive's new job duties and the products, services and technology of the competing organization would be so similar or related to those contemplated by this Agreement that it would be very difficult for Executive not to rely on or use the Company's confidential information. In view of the unique value to the Company of the services of Executive, because of the confidential information to be obtained by, or disclosed to Executive as hereinabove set forth, Executive covenants and agrees that during the Non-Competition Period (as defined below) Executive shall not, directly or indirectly, own, manage, operate, control, be employed by, advise or in any manner participate or engage in any mortgage origination, mortgage lending or mortgage servicing business within the United States that competes, directly or indirectly, with any business in which the Company or any of its affiliates is engaged at the time of Executive's termination or thereafter. Ownership, for personal investment purposes only, of less than 5% of the outstanding securities of any publicly held corporation, shall not constitute a violation hereof.

         (c) During the Non-Competition Period, Executive will not, directly or indirectly, on behalf of Executive or any other person; (i) solicit for employment by other than the Company any person who is at such time employed by the Company or its affiliates (or who was so employed at any time during the two-year period prior to Executive's termination of employment with the Company) or
                  (ii) solicit or accept business from (x) any customer of the Company or its affiliates, if such customer had dealings with the Company or its affiliates at any time during the two-year period immediately preceding termination of employment with the Company, or (y) any customer prospect of the Company or its affiliates, if such customer prospect had been the subject of solicitations by the Company or its affiliates at any time during the two-year period immediately preceding Executive's termination of employment with the Company.

          (d) The Non-Competition Period shall be the period during which Executive is employed by the Company pursuant to the Employment Agreement plus a period equal to (i) 24 months thereafter in the event Executive is terminated for Cause (as defined in the Employment Agreement) or voluntarily terminates his Employment Agreement without Good Reason (as defined in the Employment Agreement) or (ii) in the event of any other termination not described in clause (i) above, the shorter of the period equal to the remaining time left in the current Term of the Employment Agreement and the period Executive receives payments under Section 7 of the Employment Agreement.

           (e) In consideration for the Executive entering into this Agreement with the Company and agreeing to be bound by its terms, including without limitation the terms of this Article I, the Company shall pay the Employee a one-time lump sum payment of $400,000 immediately following, and conditioned upon, consummation of the Merger.

2. INJUNCTIVE RELIEF. Executive acknowledges that a violation on Executive's part of any of the covenants contained in Section 1 hereof would cause immeasurable and irreparable damage to the Company, and that any remedy at law would be inadequate. Accordingly, Executive agrees that the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Section 1 hereof is void or constitutes an unreasonable restriction against Executive, the provisions of such Section 1 shall not be rendered void but shall apply and remain in full force and effect for the greatest period and in the greatest area to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

3.       MISCELLANEOUS.

         (a) CONSUMMATION OF MERGER. This Agreement shall be of no force and effect if the Merger is not consummated.

         (b) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of Florida.

         (c) ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter contained herein and supersedes all prior agreements relating to the same subject matter. This Agreement cannot be amended, changed or supplemented except in writing signed by the parties or their duly authorized agents or attorneys in fact.

         (d) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

         (e) ASSIGNMENT. This Agreement is nonassignable. except that the Company's rights, duties and obligations under this Agreement may be assigned and delegated to any subsidiary or affiliate of the Company or to the acquiror of the Company in the event it is merged, acquired, sells substantially all of its interest in its assets or the Business or transfers its interest in the Business to any other entity.

         (f) NOTICES. All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, shall be sent by registered or certified mail, return receipt requested and shall be deemed to have been given or made when received at the following offices.

                              If to the Company:

                                        HomeSide Lending, Inc.
                                        7301 Baymeadows Way
                                        Jacksonville, FL 32256
                                        Attention: Secretary and General Counsel
                                        Fax No.:  904-281-3062






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



                                    If to the Employee:

                                                      Mark F. Johnson
                                                      907 Greenridge Road
                                                      Jacksonville, FL 32207

                  The above addresses may be changed by written notice given as above provided.

                  (g)      COUNTERPARTS.  This Agreement may be executed in two
                       or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

                  (h)      PRONOUNS.  All pronouns used herein shall be deemed
                       to refer to the masculine, feminine or neuter gender as the context requires.



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


         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first appearing above.



                                   THE COMPANY

                                   HOMESIDE LENDING, INC.



                           By:     /s/ Hugh R. Harris
                                   ---------------------------------------------
                                   Name:  Hugh R. Harris
                                   Title:  President and Chief Operating Officer




                                   EXECUTIVE


                           By:     /s/ Mark F. Johnson
                                   ---------------------------------------------
                                   Name: Mark F. Johnson








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